Exhibit 10.1

March 31, 2019

Via Email Only

Timothy B. Johnson

Re:Employment Terms

Dear TJ:

On behalf of HTG Molecular Diagnostics, Inc. (the “Company”), I am pleased to offer you continued employment at the Company on the terms set forth in this letter agreement (this “Agreement”).  This Agreement will become effective on March 31, 2019 (the “Effective Date”).  As of the Effective Date, this Agreement replaces and supersedes in its entirety the letter agreement between you and the Company dated December 15, 2014 (the “Prior Agreement”), as provided in Section 8 below.

1.	Position and Duties

You will be employed as the Executive Chairman of the Company, and you will report to the Board of Directors of the Company.  You shall perform the duties of such position as are customary, as specified in the Bylaws of the Company, and as may be required by the Board of Directors of the Company (or any authorized committee thereof) (the “Board”).

Your employment relationship with the Company shall be governed by the general employment policies and practices of the Company, and you will be required to abide by the general employment policies and practices of the Company.  The Company reserves the right to change your position, duties, reporting relationship, and the Company’s general employment policies and procedures, from time to time in its discretion.

2.	Base Salary and Employee Benefits

Your base salary will be paid at the annual rate of $100,000, less payroll deductions and withholdings.  You will be paid your base salary on a semi-monthly basis, on the Company’s normal payroll schedule.  As an exempt salaried employee, you will be required to work such hours as are appropriate for your work assignments and positions.  You will not be eligible for overtime premiums.  Your base salary will be reviewed on an annual or more frequent basis by the Board, and is subject to change in the discretion of the Board.

You will be eligible to participate in the Company’s standard employee benefits, subject and pursuant to the terms and conditions of the benefit plans and the applicable Company policies.  The Company may change its compensation and benefits from time to time in its discretion.

3.	Annual Performance Bonus

As Executive Chairman, you will be eligible for such bonuses, if any, as the Board determines in its sole discretion.  With respect to your service as Chief Executive Officer from January 1, 2019 to March 31, 2019, you will be eligible to earn an annual performance bonus pursuant to the Company’s annual incentive bonus plan, with the target amount of such bonus equal to 55% of the annual base salary you were paid as Chief Executive Officer (i.e., $450,000), pro-rated for the period during which you served as Chief Executive Officer.  The bonus, if any, will be based upon the Board’s assessment of your performance and the Company’s attainment of targeted goals as set by the Board in its sole discretion.  Bonus payments, if any, will be subject to applicable payroll deductions and withholdings.  Following the close of 2019, the Board will determine whether you have earned a performance bonus, and the amount of any performance bonus, based on the set criteria.  No amount of the annual bonus is guaranteed[, and you must be an employee in good standing through the end of the applicable bonus determination period to earn and be eligible to receive a bonus].  In all events, any earned bonus will be paid not later than March 15 of the year following the year in which your right to such amount became vested.

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4.	Equity Grants

You will be eligible to participate in and receive stock option or equity award grants under the Company’s equity incentive plans from time to time in the discretion of the Board, and in accordance with the terms and conditions of such plans.  We would expect to consider specific grants for you in connection with the Company’s annual review of its non-employee director compensation policy.  Any stock options or other equity awards that you have been granted by the Company prior to the Effective Date will continue to be governed in all respects by the terms of the applicable grant notices, award agreements and plan documents.

5.	At-Will Employment Relationship

Your employment relationship is at will.  You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time, with or without cause, and with or without advance notice.   Your employment at-will status can only be modified in a written agreement approved by the Board and signed by you and a duly authorized member of the Board.

6.	Compliance With Confidential Information Agreement and Company Policies

As a condition of employment, you will be required to continue to comply with your Employee Confidential Information and Invention Assignment Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.  In addition, you will be expected to abide by the Company’s rules and policies, as may be changed from time to time within the Company’s sole discretion.

7.	Outside Activities

Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company.  Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph.  The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

Unless otherwise approved in advance by the Board, during your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venture, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

8.	Dispute Resolution

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment from the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted before a single arbitrator by JAMS, Inc (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you on request).  The arbitration shall take place in the county (or comparable governmental unit) in which you were last employed by the Company, as determined by the arbitrator; provided that if the arbitrator determines there will be an undue hardship to you to have the arbitration in such location, the arbitrator will choose an alternative appropriate location.  You and the Company each acknowledge that by agreeing to this arbitration procedure, you waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  The Company shall pay all arbitration fees and costs in excess of the administrative fees that you would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

9.	Miscellaneous

This Agreement, together with your Employee Confidential Information and Invention Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company.  It supersedes the Prior Agreement and any other agreements or promises made to you by anyone, whether oral or written, except for any outstanding stock option or other equity award agreement previously entered into between you and the Company.  Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Board and signed by a duly authorized member of the Board or the President and Chief Executive Officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

Please sign and date this Agreement and return it to me as soon as practicable if you wish to accept continued employment at the Company under the terms described above.  I would be happy to discuss any questions that you may have about these terms.

Sincerely,

/s/ Ann F. Hanham

Ann F. Hanham

Lead Independent Director

Understood and Accepted:

/s/ Timothy B. JohnsonMarch 29, 2019

Timothy B. Johnson   Date